FAMILY DOLLAR STORES, INC.

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD JANUARY 15, 1998

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Family Dollar Stores, Inc. (the Company), will be held at 2:00 o'clock p.m. on Thursday, January 15, 1998, at the office of the Company at 10401 Old Monroe Road, Matthews, North Carolina, for the following purposes:

     (1)   To elect a Board of seven directors;

  (2) To consider and vote upon a proposal to amend the Company's 1989 Non-Qualified Stock Option
           Plan;

  (3) To consider and vote upon a proposal to amend the Certificate of Incorporation to increase the authorized number of shares of Common Stock, par value $.10 per share, from 120,000,000 to 300,000,000;

  (4) To ratify the action of the Board of Directors in selecting Price Waterhouse LLP as independent accountants to audit the consolidated financial statements of the Company and its subsidiaries for the current fiscal year; and

  (5) To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on November 17, 1997, as the record date for the determination of Stockholders entitled to notice of and to vote at the meeting or any adjournments thereof. The voting list of Stockholders will be available for inspection in accordance with the By-Laws at the Company's office at 10401 Old Monroe Road, Matthews, North Carolina, at least ten days prior to the meeting.

     Each Stockholder who does not plan to attend the meeting is requested to date, sign and return the accompanying proxy in the enclosed postage-paid return envelope.

                                     By Order of the Board of Directors

                                     GEORGE R. MAHONEY, JR.
                           Executive Vice President-
                             General Counsel and Secretary

Matthews, North Carolina
November 20, 1997

                      FAMILY DOLLAR STORES, INC.
                         Post Office Box 1017
                 Charlotte, North Carolina  28201-1017

                           PROXY STATEMENT


     This Proxy Statement is furnished to the holders of the Common Stock of Family Dollar Stores, Inc. (the Company) in connection with the solicitation on behalf of the Board of Directors of the Company of proxies to be used in voting at the Annual Meeting of Stockholders to be held on January 15, 1998, or any adjournments thereof. This Proxy Statement and the enclosed proxy were first sent to Stockholders on or about November 20, 1997.

     The enclosed proxy is for use at the meeting if the Stockholder will not be able to attend in person. Any Stockholder giving a proxy may revoke it at any time before it is exercised by delivering written notice of such revocation to the Secretary of the Company or by attending the meeting and voting. All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of:

  1. The election to the Board of Directors of the seven nominees named in the Proxy Statement;

  2. The proposal to amend the Company's 1989 Non-
     Qualified Stock Option Plan;

  3. The proposal to amend the Certificate of Incorporation to increase the authorized number of shares of Common
     Stock, par value $.10 per share, from 120,000,000 to 300,000,000; and

  4. The ratification of the action of the Board of
     Directors in       selecting Price Waterhouse LLP as
     independent accountants to audit the consolidated financial statements of the Company and its subsidiaries for the current fiscal year.

     The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote is necessary for a quorum at the meeting. Directors are elected by a plurality of the votes of shares present in person or represented by proxy at the meeting. The approval of the amendment of the 1989 Non-Qualified Stock Option Plan and the ratification of the selection of the accountants each requires the affirmative vote of a majority of shares present or represented by proxy at the meeting and entitled to vote in respect thereto. Appro-al of the amendment of the Certificate of Incorporation requires the affirmative vote of a majority of shares outstanding. Abstentions will be counted for the purpose of determining the existence of a quorum and will have the same effect as a negative vote on any such matters other than the election of directors. If a nominee holding shares for a beneficial owner indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter or otherwise does not vote such shares, these shares will not be considered as present and entitled to vote in respect to that matter, but will be counted for the purpose of determining the existence of a quorum and will have the same effect as a negative vote as to the proposal to amend the Certificate of Incorporation.

     The cost of soliciting proxies for the meeting will be borne by the Company. In addition to solicitation by mail, arrangements may be made with brokerage firms, banks and other custodians, nominees and fiduciaries to send proxy material to their principals. The Company will reimburse these institutions for their reasonable costs in doing so. No solicitation is to be made by specially engaged employees or other paid solicitors.

     Only the holders of Common Stock of record at the close of business on November 17, 1997, will be entitled to vote at the meeting. On such date, 85,872,666 shares of Common Stock were outstanding and Stockholders will be entitled to one vote for each share held.

              OWNERSHIP OF THE COMPANY'S SECURITIES

OWNERSHIP BY DIRECTORS AND OFFICERS

     The following table sets forth, with respect to each director of the Company, each of the executive officers named in the Summary Compensation Table and all executive officers and directors as a group, the number of shares beneficially owned and the percent of Common Stock so owned, all as of November 1, 1997:

                                  Amount and
                             Nature of Beneficial     Percent of
       Name                      Ownership (1)          Class

Leon Levine                      9,043,811 (2)          10.5%

Howard R. Levine                 5,106,231 (3)           5.9%

R. James Kelly                       3,000                *

George R. Mahoney, Jr.             301,050                *

R. David Alexander, Jr.             15,000                *

Mark R. Bernstein                   14,355 (4)            *

James H. Hance, Jr.                  6,000                *

James G. Martin                        300                *


All Executive Officers and      14,762,544              17.2%
Directors of the Company
as a Group (22 persons)


*  Less than one percent.




(1) All shares are held with sole voting and investment power, except that Mr. Howard R. Levine does not have voting or investment power with respect to 3,859,483 shares held in irrevocable trusts by NationsBank, N.A., as Trustee, for his benefit, as set forth in note (3) below, and Mr. Bernstein has shared voting power with respect to 10,605 shares held in the Profit Sharing Plan as set forth in note (4) below. Includes those shares listed in the table which the following persons have the right to acquire beneficial ownership of as of November 1, 1997, or within 60 days thereafter, pursuant to the exercise of stock options:
     (i) Mr. Mahoney-56,925 shares, (ii) Mr. Alexander-15,000 shares; and (iii) all executive officers and directors as a group-188,955 shares.

(2) Does not include (i) the 8,020,792 shares listed in the table under the caption "Ownership by Others" below as being held in irrevocable trusts by NationsBank, N.A., as Trustee, for the benefit of certain of Mr. Leon Levine's children and grandchildren, including 3,859,483 shares held in trusts for the benefit of Mr. Leon Levine's son, Mr. Howard R. Levine; (ii) 106,350 shares owned by
     Mr. Leon Levine's wife; (iii) 1,215,000 shares held in trust by Mr. Leon Levine's wife and one of his children for the benefit of another child of Mr. Leon Levine;
     and (iv) 1,246,748 shares beneficially owned by Mr. Howard R. Levine. Mr. Leon Levine disclaims beneficial ownership of the shares referred to in this note (2).

(3) Includes 3,859,483 shares listed in the table under the caption "Ownership by Others" below as being held in irrevocable trusts by NationsBank, N.A., as Trustee, for the benefit of Mr. Howard R. Levine. Does not include 93,642 shares listed in said table as being held in irrevocable trusts by NationsBank, N.A., as Trustee, for the benefit of a child of Mr. Howard R. Levine.

(4) Includes 10,605 shares held under the Parker, Poe, Adams & Bernstein L.L.P. Profit Sharing Plan, but does not include 11,250 shares owned by Mr. Bernstein's wife. Mr. Bernstein disclaims beneficial ownership of the shares owned by his wife.

OWNERSHIP BY OTHERS

     On the basis of filings with the Securities and Exchange Commission and other information, the Company believes that as of November 1, 1997, the following additional Stockholder beneficially owned more than 5% of the Company's Common Stock:
                                        Amount and
                                  Nature of Beneficial       Percent
    Name and Address                     Ownership           of Class

NationsBank, N.A., as Trustee         8,020,792 (1)           9.3%
One NationsBank Plaza
Charlotte, North Carolina  28255



(1) These shares are held with sole voting and investment power under irrevocable trusts for the benefit of certain of Mr. Leon Levine's children and grandchildren, including 3,859,483 shares held in trusts for the benefit of Mr. Howard R. Levine.

                           ELECTION OF DIRECTORS

     At the meeting, seven directors are to be elected to serve for the ensuing year and until their respective successors are elected and qualified. Votes pursuant to the enclosed proxy will be cast for the election as directors of the seven nominees named below unless authority is withheld. All seven nominees are now members of the Board of Directors.
If for any reason any nominee shall not be a candidate for election as a director at the meeting, an event not now anticipated, the enclosed proxy will be voted for such substitute as shall be designated by the Board of Directors.

     The following information is furnished with respect to the nominees:

                                                             Year First
                                                             Elected
  Name of Nominee             Principal Occupation      Age  Director

Leon Levine (1)             Chairman of the Board,       60     1969
                             Chief Executive Officer and
                             Treasurer of the Company

Howard R. Levine (1)        President and                38     1997 (2)
                             Chief Operating Officer
                             of the Company

R. James Kelly (1)          Vice Chairman,               50     1997 (3)
                             Chief Financial and
                             Administrative Officer
                             of the Company

George R. Mahoney, Jr. (1)  Executive Vice President-    55     1987 (4)
                             General Counsel and
                             Secretary of the Company

Mark R. Bernstein (5)(6)    Partner in the law firm     67     1980 (8)
                             of Parker, Poe, Adams &
                             Bernstein L.L.P.

James H. Hance, Jr. (7)     Vice Chairman-               53    1995 (9)
                             Chief Financial Officer
                             NationsBank Corporation

James G. Martin (5)(6)(7)   Vice President, Research    61     1996 (10)
                             Carolinas HealthCare System


 (1)  Member of the Executive Committee of the Board of Directors.
      Mr. Leon Levine is the father of Mr. Howard R. Levine, President and Chief Operating Officer of the Company.

 (2) Mr. Howard R. Levine was employed by the Company in various capacities in the Merchandising Department from 1981 to 1987, including employment as Senior Vice President-Merchandising and Advertising. From 1988 to 1992, Mr. Levine was President of Best Price Clothing Stores, Inc., a chain of ladies' apparel stores.
      From 1992 to April 1996, he was self-employed as an investment manager. He rejoined the Company in April 1996, and was elected Vice President-General Merchandise Manager: Softlines in April 1996, Senior Vice President-Merchandising and Advertising in September 1996, and President and Chief Operating Officer in April 1997. He is the son of Leon Levine.

 (3) Mr. Kelly was employed by the Company as Vice Chairman in January 1997. Prior to his employment with the Company, Mr. Kelly was a partner with Price Waterhouse LLP for more than the past five years.

 (4) Mr. Mahoney was employed by the Company as General Counsel in 1976, and also has served as Vice President and Secretary since 1977, Senior Vice President since 1984, and Executive Vice President since October 1991.

 (5)  Member of the Stock Option Committee of the Board of Directors.

 (6)  Member of the Compensation Committee of the Board of Directors.

 (7)  Member of the Audit Committee of the Board of Directors.

 (8) Mr. Bernstein has been a partner in the law firm named above for more than the last five years.

 (9) Mr. Hance has been Vice Chairman of NationsBank Corporation since 1993 and Chief Financial Officer since 1988. He also is a director of Caraustar Industries, Inc., Lance, Inc. and Summit Properties, Inc.

(10) Mr. Martin has been associated with the Carolinas HealthCare System since January 1993, and currently is Vice President, Research. He served as Governor of the State of North Carolina from 1985 to 1993 and was a member of the United States House of Representatives, representing the Ninth District of North Carolina, from 1973 until 1984. He also is a director of Duke Energy Corporation, J.A. Jones, Inc. and Palomar Medical Technologies, Inc.

(11) Directors who are not employees of the Company are paid $2,000 for each Board meeting attended and $500 for each Audit Committee and Compensation Committee meeting attended. Directors who are employees of the Company receive no additional compensation for each Board or Committee meeting attended.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Executive Committee, which met on one occasion and acted by unanimous written consent in lieu of meetings on three occasions during the fiscal year ended August 31, 1997, is authorized under Delaware corporate laws and the Company's By-Laws to exercise certain of the powers of the Board of Directors.

     The principal functions of the Audit Committee, which met with the Company's independent accountants two times during fiscal 1997 are to (i) recommend to the Board of Directors the firm to be engaged as the Company's independent accountants, (ii) review with the independent accountants the scope of the audit and the audit report, (iii) consult with the independent accountants regarding internal accounting controls, and (iv) review non-audit services to be performed by the independent accountants.

     The principal function of the Stock Option Committee, which acted by unanimous written consent in lieu of meetings on 27 occasions during fiscal 1997, is to administer the 1989 Non-Qualified Stock Option Plan, including determination of the employees who are to be granted options under the Plan and the number of shares subject to each option.

     The principal functions of the Compensation Committee, which met five times during fiscal 1997, are to review compensation policies for executive officers of the Company, establish the compensation of the Chairman of the Board and Chief Executive Officer and review and approve the pre-tax earnings goal and the payment of bonuses under the Incentive Profit Sharing Plan.

     There was no nominating committee of the Board of Directors nor any other committee which performed a similar function during fiscal 1997.

     The Board of Directors met four times, and acted by unanimous written consent in lieu of meetings on three occasions, during fiscal 1997.




                        EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE
     The following table sets forth information concerning the compensation during fiscal years 1997, 1996 and 1995 of the Company's Chief Executive Officer and the four other most highly compensated executive officers who served in such capacities as of August 31, 1997, and one former executive officer who would have been one of the most highly compensated executive officers but for the fact that he resigned prior to August 31, 1997.

                                     Annual Compensation                    Long-Term Compensation
                                                                              Awards            Payouts
                                                                                                          All
                          Fiscal                         Other                                 Long-Term  Other
                           Year                          Annual     Restricted    Securities   Incentive  Compen-
  Name and Principal       Ended               Bonus     Compen-      Stock       Underlying      Plan    sation
       Position          August 31,  Salary($) ($)(1)    sation($)  Award(s)($)  Options(#)(2) Payouts($) ($)(3)
Leon Levine                 1997     875,000   456,313      -           -                0        -         8,942
  Chairman of the Board,    1996     850,000   341,375      -           -                0        -        13,280
  Treasurer and Chief       1995     800,000         0      -           -                0        -        12,678
  Executive Officer

Howard R. Levine            1997(4)  208,654    83,212      -           -           90,000        -         5,755
  President and Chief       1996      38,462     5,308      -           -           45,000        -             0
  Operating Officer         1995        -         -         -           -             -           -          -

R. James Kelly              1997(5)  268,269   139,902      -           -         225,000         -         1,827
  Vice Chairman, Chief      1996        -         -         -           -            -            -          -
  Financial and             1995        -         -         -           -            -            -          -
  Administrative Officer

George R. Mahoney, Jr.      1997     228,824    81,690      -           -          45,000         -         3,527
  Executive Vice President- 1996     214,700    60,957      -           -               0         -        13,988
  General Counsel and       1995     211,597         0      -           -          45,000         -        12,801
  Secretary

R. David Alexander, Jr.     1997(6)  209,231    62,142      -           -          15,000         -         7,391
  Senior Vice President-    1996     200,000    50,769      -           -               0         -         2,269
  Distribution and          1995       3,077         0      -           -          37,500         -             0
  Logistics

John D. Reier               1997(7)  273,686         0      -           -          37,500         -         3,820
 Former President and       1996     300,000   124,907      -           -               0         -         2,861
 Chief Operating Officer    1995     285,006         0      -           -         112,500         -         4,233


(1) Includes amounts paid under the Company's Incentive Profit Sharing Plan, and a discretionary bonus paid in December 1995 as follows:
     Mr. Leon Levine-$80,000, Mr. Mahoney-$15,870, Mr. Alexander-$769 and Mr. Reier-$32,657.

(2)  Stock options were granted pursuant to the Company's 1989
     Non-Qualified Stock Option Plan, and the number of shares have been adjusted to reflect a three-for-two stock split effective July 15, 1997.

(3) Includes (a) Company contributions to the Employee Savings and Retirement Plan and Trust for fiscal years 1997, 1996 and 1995, respectively, as follows: Mr. Leon Levine-$2,400, $2,250 and $2,250,
     Mr. Howard R. Levine-$173, $0 and $0,   Mr. Mahoney-$2,400, $2,263 and
     $2,217,   Mr. Alexander-$2,059, $0 and $0 and Mr. Reier-$2,206, $2,250
     and $3,410; and (b) reimbursement of expenses under the Company's Medical Expense Reimbursement Plan of certain medical care costs for fiscal years 1997, 1996 and 1995, respectively, as follows:
     Mr. Leon Levine-$6,542, $11,030 and $10,428, Mr. Howard R. Levine -$5,582, $0 and $0, Mr. Kelly $1,827, $0 and $0, Mr. Mahoney-$1,118,
     $11,725 and $10,584, Mr. Alexander-$5,332, $2,269 and $0 and
     Mr. Reier-$1,614, $611 and $823.

(4)  Mr. Howard R. Levine was employed by the Company in April 1996.

(5)  Mr. Kelly was employed by the Company in January 1997.

(6)  Mr. Alexander was employed by the Company in August 1995.

(7) Mr. Reier resigned from the Company in April 1997. His compensation for fiscal year 1997 includes $54,167 paid in connection with the termination of his employment.

OPTION GRANTS DURING THE FISCAL YEAR ENDED AUGUST 31, 1997
  The following table sets forth all options to acquire shares of the Company's Common Stock granted during the fiscal year ended August 31, 1997, to the executive officers named in the Summary Compensation Table. No options have been granted to Leon Levine. The potential realizable value amounts shown in the table are the values that might be realized upon exercise of options immediately prior to the expiration of their term based on arbitrarily assumed annualized rates of appreciation in the price of the Company's Common Stock of five percent and ten percent over the term of the options, as set forth in the rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock. There can be no assurance that the potential realizable values shown in the table will be achieved.

                                        Individual Grants(1)                       Potential Realizable
                                     Percent of                                      Value at Assumed
                        Number of      Total                                       Annual Rates of Stock
                        Securities    Options                                       Price Appreciation
                        Underlying   Granted to    Exercise or                        for Option Term
                         Options     Employees in  Base Price   Expiration
       Name             Granted(#)   Fiscal Year    ($/Sh)         Date           5%($)           10%($)

Howard R. Levine          15,000         1.8%        11.34        9/26/01         46,995          103,848
                          75,000         8.8%        17.00        4/24/02        352,259          778,400

R. James Kelly           225,000        26.4%        13.83        1/26/02        859,719        1,899,754

George R. Mahoney, Jr.    30,000         3.5%        11.34        9/26/01         93,991          207,696
                          15,000         1.8%        15.50        3/31/02         64,235          141,944

R. David Alexander, Jr.   15,000         1.8%        11.34        9/26/01         46,995          103,848

John D. Reier             37,500         4.4%        11.34             (2)           (2)              (2)


(1) Stock options were granted pursuant to the Company's 1989 Non-Qualified Stock Option Plan. The exercise price for each option is the fair market value per share of Common Stock on the date of the grant. The number of shares and exercise price have been adjusted to reflect a three-for-two stock split effective July 15, 1997. See "Report of the Compensation Committee and Stock Option Committee of the Board of Directors on Executive Compensation" for a description of other material terms of the Plan.

(2) In accordance with the provisions of the Company's 1989 Non-Qualified Stock Option Plan, Mr. Reier's option grant was cancelled upon his resignation from the Company in April 1997.

OPTION EXERCISES AND FISCAL YEAR-END VALUES
  The following table sets forth all options exercised during the fiscal year ended August 31, 1997, by the executive officers named in the Summary Compensation Table, and the number and value of unexercised options held by such executive officers at fiscal year-end. No options have been granted to, or exercised by, Leon Levine.


                                                    Number of Securities           Value of Unexercised
                          Shares      Value        Underlying Unexercised               In-the-Money
                        Acquired on  Realized      Options at FY-End(#)(1)        Options at FY-End($)(3)
       Name           Exercise(#)(1)  ($)(2)     Exercisable    Unexercisable   Exercisable    Unexercisable

Howard R. Levine               0           0             0         135,000              0         988,500

R. James Kelly                 0           0             0         225,000              0       1,669,500

George R. Mahoney, Jr.    40,500      94,500        52,425          78,075        518,694         793,446

R. David Alexander, Jr.        0           0        15,000          37,500        133,800         349,350

John D. Reier             95,400     565,374             0               0              0               0



(1)  The number of shares has been adjusted to reflect a three-for-two
     split of the Common Stock effective    July 15, 1997.

(2) The value realized is calculated based on the difference between the option exercise price and the closing market price of the Company's Common Stock on the date prior to the date of the exercise multiplied by the number of shares to which the exercise relates.

(3) The closing price of the Company's Common Stock as reported on the New York Stock Exchange Composite tape on August 31, 1997, was $21.25 and is used in calculating the value of unexercised options.



EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
CHANGE-IN-CONTROL ARRANGEMENTS

     Howard R. Levine's compensation arrangement with the Company provides that for the period from April 29, 1997, when he was elected President and Chief Operating Officer, through August 31, 1997, he was to be paid a base salary of $5,769 per week ($300,000 per annum), and for the fiscal year ending August 31, 1998, he is to be paid a base salary of $6,250 per week ($325,000 per annum). In addition, under the Company's Incentive Profit Sharing Plan, he may receive a bonus for the period from April 29, 1997, through August 31, 1997, and for the fiscal year ending August 31, 1998, based on approximately 50% of the base salary he receives for such period and such fiscal year, subject to the achievement of pre-tax earnings goals established by the Company. In the event Mr. Levine's employment is terminated by the Company prior to August 31, 1998, for reasons other than for cause or medical disability, the Company will pay Mr. Levine 180 days of his base salary then in effect in six equal monthly installments. If Mr. Levine accepts new employment, the unpaid balance of the payments is reduced by the compensation Mr. Levine receives for the same period from the new employment.

     R. James Kelly's compensation arrangement with the Company provides that for the period from January 27, 1997, when he was elected Vice Chairman and Chief Financial and Administrative Officer, through August 31, 1998, he is to be paid a base salary of $8,654 per week ($450,000 per annum), and for the period from September 1, 1998, through January 31, 2000, the Compensation Committee of the Board of Directors shall establish the weekly base salary, subject to ratification by the Board of Directors, provided that such weekly base salary shall not be reduced below $8,654. In addition, under the Company's Incentive Profit Sharing Plan, he may receive a bonus for the period from January 27, 1997, through August 31, 1997, and for each full or partial fiscal year thereafter through January 31, 2000, based on approximately 50% of the base salary he receives for such periods and fiscal years, subject to the achievement of pre-tax earnings goals established by the Company. Pursuant to his employment agreement, Mr. Kelly also was granted an option to purchase 150,000 shares of

Common Stock on January 27, 1997, under the Company's 1989 Non-Qualified Stock Option Plan. See "Option Grants During the
Fiscal Year Ended August 31, 1997" herein. The Stock Option Committee of the Board of Directors will consider the grant of additional options to Mr. Kelly in February 1998 and February 1999. In the event Mr. Kelly's employment agreement is terminated by the Company prior to January 31, 2000, for reasons other than for cause or medical disability, the Company will pay Mr. Kelly the balance of his base salary then in effect in equal monthly installments from the termination date through January 31, 2000. However, in the event the employment agreement is not terminated for any reason prior to August 31, 1999, and there is no agreement before that date to extend Mr. Kelly's employment beyond January 31, 2000, the employment agreement terminates automatically on August 31, 1999, and the Company will pay Mr. Kelly six months of his base salary then in effect in six equal monthly installments. In addition, in the event Mr. Kelly's employment agreement is terminated by the Company prior to January 31, 2000, for reasons other than for cause or medical disability, Mr. Kelly will receive as a severance payment an amount equal to the pro rata share of the bonus, if any, under and subject to the terms and conditions of the Incentive Profit Sharing Plan. The payment will be equal to 50% of the base salary he receives for the period from the beginning of the fiscal year in which the Company terminates the employment agreement through the termination date. If Mr. Kelly accepts new employment, the unpaid balance of the payments is reduced by the compensation Mr. Kelly receives for the same period from the new employment.


COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors during the period from September 1, 1996, through November 7, 1996, was composed of Mark R. Bernstein and Thomas R. Payne (now deceased), and during the period from November 8, 1996, through August 31, 1997, was composed of Mark R. Bernstein and James G. Martin. No member of the Compensation Committee was an officer or employee of the Company.
Mr. Bernstein is a partner in the law firm of Parker, Poe, Adams & Bernstein L.L.P., which rendered legal services to the Company during the last fiscal year and which is performing legal services for the Company during the current fiscal year.

     The Stock Option Committee of the Board of Directors during the period from September 1, 1996, through November 7, 1996, was composed of Mark R. Bernstein and Thomas R. Payne, and during the period from November 8, 1996, through August 31, 1997, was composed of
Mark R. Bernstein and James G. Martin. Mr. Bernstein, Mr. Payne and Mr. Martin were not eligible to receive options under the Company's 1989 Non-Qualified Stock Option Plan.

REPORT OF THE COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE
OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The objectives of the Company's executive compensation program are to provide a competitive total compensation package that enables the Company to attract and retain key executives, and to offer compensation opportunities that are directly related to the annual and long-term performance of the Company. The Company seeks to link a significant portion of compensation to the Company's performance such that executive officers will have a strong incentive to meet the Company's goals and their compensation will then be aligned with the interests of the Company's shareholders. With these objectives, the compensation of executive officers consists primarily of (i) a base salary; (ii) annual incentive compensation in the form of a bonus based on the achievement of pre-tax earnings goals and the executive's contributions to meeting the goals; and (iii) long-term incentive compensation in the form of stock options.

     BASE SALARY. The base salary of executive officers is reviewed annually by the Compensation Committee. In determining the salary level, the Compensation Committee takes into consideration the responsibilities, experience and performance of the executives, their contributions to the Company's operating performance, including the achievement of pre-tax earnings goals, and competitive salary practices of other companies in the retail industry, including companies in the S&P Retail Composite Index and other companies in the retail industry with sales comparable to the sales of the Company.

     INCENTIVE PROFIT SHARING PLAN. The Compensation Committee also reviews and approves a pre-tax earnings goal established by the Company each fiscal year under the Company's Incentive Profit Sharing Plan. This Plan provides for payments, not exceeding 5% of the Company's consolidated earnings before income taxes and before deducting payments under the Plan or any other incentive compensation arrangement, to executive officers and other supervisory personnel if such goal is achieved. The amount of the bonus is based on a percentage of the employee's base salary, and for executive officers the percentage ranges from 20% to 50%. The percentage is higher for the more senior executive officers as a greater portion of the senior executives' compensation is tied to the achievement of pre-tax earnings goals. In the event the pre-tax earnings goal is exceeded, the amount of the bonus increases by 2% for each 1% by which the goal is exceeded, to a maximum of 50% additional bonus for exceeding the goal by 25%. If the pre-tax earnings goal is not achieved, the amount of the bonus decreases by 5% for each 1% by which the goal is not achieved, with no bonus being paid if pre-tax earnings are below 90% of the goal. As approximately 102% of the pre-tax earnings goal for the fiscal year ended August 31, 1997, was achieved, the bonus paid was approximately 104% of the bonus that would have been paid if 100% of the goal had been achieved. Except for the Chairman of the Board and Chief Executive Officer, the President and Chief Operating Officer, and Vice Chairman and Chief Financial and Administrative Officer, the annual individual performance rating of each executive officer by that officer's supervisor may increase or decrease the amount of bonus paid. The performance rating is based on a variety of criteria, including the effectiveness of the officers in executing their managerial responsibilities and their impact on the financial results of the Company (such as sales, pre-tax earnings and shareholders' return on average equity). The Compensation Committee reviews and approves the payment of bonuses under the Incentive Profit Sharing Plan.

     STOCK OPTIONS. To establish another link between compensation and management's performance in creating value for shareholders, evidenced by increases in the Company's stock price, executive officers may receive grants of stock options typically on an annual basis. The Company encourages stock ownership by executives, but has not established target levels for equity holdings by executives. Grants are made by the Stock Option Committee of the Board of Directors. The Compensation Committee considers the grant of stock options by the Stock Option Committee in reviewing the compensation of executive officers. Under the Company's 1989 Non-Qualified Stock Option Plan, the exercise price for each option is the fair market value per share of Common Stock on the date of the grant. Fair market value per share is the average of the highest price and lowest price at which the Common Stock is sold regular way on the New York Stock Exchange on the date of the grant. Options have a term of five years, and may not be exercised prior to the expiration of two years from the date of the grant. Thereafter, each option becomes exercisable in cumulative installments of not more than 40% of the number of shares subject to the option after two years, 70% after three years and 100% after four years. Such vesting schedule encourages executives to remain in the employ of the Company. With limited exceptions, no option is exercisable unless the optionee has been continuously employed by the Company from the date of grant to the date of exercise. In determining the number of options to be granted, the Stock Option Committee takes into account the executive's base salary and level of responsibilities and the annual individual performance rating of the executive, as well as the number of options granted in prior years.

     COMPENSATION OF CHIEF EXECUTIVE OFFICER. In determining the compensation of Leon Levine, the Chairman of the Board and Chief Executive Officer of the Company, the Compensation Committee takes into account the fact that long-term compensation in the form of stock options, retirement plans and similar benefits is an important element of the compensation of most Chief Executive Officers. Mr. Levine has never been granted stock options. In addition, the Company does not have any retirement plan or similar benefits for the Chief Executive Officer or any executive officers, other than the Employee Savings and Retirement Plan, a 401(k) Plan under which contributions by the Company are limited. In the fiscal year ended August 31, 1997, the amount of the Company's contribution for Mr. Levine was $2,400. Accordingly, the substantial portion of Mr. Levine's compensation has been his base salary and bonus under the Incentive Profit Sharing Plan.

     The base salary of the Chief Executive Officer is established by the Compensation Committee annually based on consideration of the same general factors as are described above with respect to the determination of the base salary of other executive officers. For the fiscal year ended August 31, 1997, Mr. Levine received a base salary of $875,000. Mr. Levine will receive a base salary for the fiscal year ending August 31, 1998, of $950,000.

     The incentive compensation element of the compensation of the Chief Executive Officer is based on the Company's achievement of its pre-tax earnings goal. Under the Company's Incentive Profit Sharing Plan, the Chief Executive Officer's bonus is based on 50% of his base salary. The amount of the bonus is subject to increase or decrease based on the level of pre-tax earnings in the manner described above with respect to the bonus for other executive officers. For the fiscal year ended August 31, 1997, the Chief Executive Officer was paid a bonus of $456,313 under the Incentive Profit Sharing Plan as the Company achieved approximately 102% of the pre-tax earnings goal.

     DEDUCTIBILITY OF COMPENSATION. Internal Revenue Code Section 162(m) provides that publicly held companies may not deduct in any taxable year compensation in excess of $1 million paid to the Chief Executive Officer or any of the four other highest paid executive officers which is not "performance-based" as defined in Section 162(m). At the Annual Meeting of Stockholders on January 16, 1997, Stockholders approved an amendment to the 1989 Non-Qualified Stock Option Plan and approved the Incentive Profit Sharing Plan for the purpose of preserving the future deductibility of all compensation paid under said Plans. The Company believes that all executive officer compensation paid in the fiscal year ended August 31, 1997, met the deductibility requirements of Section 162(m). The Compensation Committee will continue to monitor this issue and will determine what additional steps, if any, it may take in response to such provision.

     This report is submitted by Mark R. Bernstein and James G. Martin as the members of the Compensation Committee and Stock Option
Committee.

STOCK PERFORMANCE GRAPH

     The following graph sets forth the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the five fiscal years ended August 31, 1997, compared with the cumulative total returns of the S&P Midcap 400 Index and the S&P Retail Composite Index. The comparison assumes $100 was invested on August 31, 1992, in the Company's Common Stock and in each of the foregoing indices, and that dividends were reinvested.

                                       COMPARISON OF FIVE YEAR
                                       CUMULATIVE TOTAL RETURN
                                  AMONG FAMILY DOLLAR STORES, INC.,
                                     THE S & P MIDCAP 400 INDEX
                                        AND THE S & P RETAIL
                                          COMPOSITE INDEX

                                  8/92  8/93  8/94  8/95  8/96  8/97

Family Dollar Stores, Inc.         100   114    76   113   109   206

S & P Midcap 400                   100   l24   130   157   176   241

S & P Retail Composite             100   110   111   113   136   176






RELATED TRANSACTIONS

     Legal services were rendered to the Company during the year ended August 31, 1997, and are being rendered to the Company during the year ending August 31, 1998, by Parker, Poe, Adams & Bernstein L.L.P., of which Mark R. Bernstein, a director of the Company, is a partner.

     The Company has commercial banking relationships with subsidiaries of NationsBank Corporation, of which James H. Hance, Jr., a director of the Company, is Vice Chairman and Chief Financial
Officer.

     Since December 1994, a subsidiary of the Company has leased space in a building in Charlotte, North Carolina, from 9517 Monroe, LLC, for processing merchandise returned from stores. 9517 Monroe, LLC is a limited liability company in which Leon Levine, the Chairman of the Board of the Company, and his brother, Alvin E. Levine, each owns a 50% interest. A total of $240,455 in rents was paid to 9517 Monroe, LLC, for the year ended August 31, 1997. The current rent payable for the leasing of approximately 78,100 square feet is $19,830 per month ($237,960 annually). The present term of the lease for 57,000 square feet of the space is for one year expiring March 31, 1998, and the Company's subsidiary has an option to extend the term for an additional year. The lease for the other 21,100 square feet of space is on a month-to-month term. The Company believes that the rents for this leased space are competitive with amounts that would be paid to an unaffiliated entity to lease similar space.



                             AMENDMENT TO
                 1989 NON-QUALIFIED STOCK OPTION PLAN

     On November 6, 1997, the Company's Board of Directors declared it advisable that the 1989 Non-Qualified Stock Plan (the "Plan") be amended to (i) extend the duration of the Plan by ten (10) years, and
(ii) to increase by 3,000,000 the number of shares of Common Stock available for issuance thereunder. The amendment to the Plan was adopted by the Board of Directors, subject to approval of Stockholders.

     The Plan is the only stock option plan under which options may be granted. When the Plan was originally approved by Stockholders in January 1989, by its terms no options could be granted thereunder after November 30, 1998. The effect of the proposed amendment will be to extend the duration of the Plan by ten (10) years so that options may be granted thereunder through November 30, 2008, but not thereafter.

     A maximum of 350,000 shares originally were available for issuance under the Plan, subject to adjustments for stock splits and similar events. The Plan was amended effective December 1, 1991, and January 16, 1997, to increase by 750,000 and 500,000, respectively, the number of shares of Common Stock available for issuance thereunder, also subject to adjustments for stock splits and similar events. The number of shares of Common Stock available for issuance under the Plan was adjusted as a result of a two-for-one stock split effective February 10, 1992, and a three-for-two stock split effective July 15, 1997. The effect of the proposed amendment will be to increase the number of shares available for issuance under the Plan as of November 10, 1997, from 2,522,185 to 5,522,185 shares, or 6.4% of the shares of Common Stock outstanding on such date.

     As of November 10, 1997, 1,527,815 shares of Common Stock had been purchased pursuant to the exercise of options under the Plan. There also were options outstanding under the Plan to 264 employees to purchase a total of 1,918,268 shares with an average per share option price of $14.00, and expiration dates ranging from January 19, 1998, to October 27, 2002. Accordingly, 603,917 shares were available under the

Plan for the granting of options. Approximately 285 employees may be considered eligible to participate in the Plan, including 19 executive officers. Directors of the Company who are employees, including
Mr. Leon Levine, Mr. Howard R. Levine, Mr. Kelly and Mr. Mahoney, are eligible to receive options, and each of said directors has received options except Mr. Leon Levine. The timing and amount of such options, and the amount of options to be granted to all executive officers and other employees, are matters within the Stock Option Committee's discretion and cannot be determined at this time, except that the maximum number of shares of Common Stock subject to options that may be granted under the Plan to any individual during any twelve month period may not exceed 150,000.

     In the opinion of the Board of Directors, the amendment to the Plan will further the interests of the Company by strengthening its ability to attract and retain the services of key employees, and will furnish additional incentives to these employees by encouraging them to become owners or increase their ownership of the Company's Common Stock.


DESCRIPTION OF THE PLAN

     A brief description of the Plan is set forth below.

     1. ADMINISTRATION. The Plan is administered and interpreted by the Stock Option Committee of the Board of Directors. The Stock Option Committee consists of two or more members of the Board of Directors who are ineligible to receive options under the Plan. Under the Plan if any member of the Stock Option Committee does not meet the qualifications of an "outside director" established from time to time under Section 162(m) of the Internal Revenue Code, then that member shall be replaced by another director meeting the qualifications such that the Stock Option Committee shall always be comprised of at least two "outside directors." The Board of Directors may suspend, terminate or amend the Plan. No such amendment, however, may affect the determination of officers and directors to participate in the Plan or of the timing, pricing and amount of grants all of which determinations shall be made by the Stock Option Committee. In addition, without Stockholder approval, no amendment may materially increase the benefits under the Plan, or increase the number of shares subject to the Plan, or materially modify the requirements as to eligibility for participation thereunder.

     2.  STOCK SUBJECT TO THE PLAN.  Currently a maximum of
2,522,185 shares of Common Stock of the Company may be issued and sold under the Plan, except as such number may be adjusted to reflect stock splits and dividends, mergers, recapitalizations or similar events. If the amendment is approved, this number will change from 2,522,185 to 5,522,185 shares. Any shares subject to an option which terminates, is cancelled or expires prior to exercise may again be subjected to an option under the Plan. No option may be granted after November 30, 1998. If the amendment is approved, this termination date will change, and options may be granted through November 30, 2008, but not thereafter.

     3. ELIGIBILITY. Options may be granted only to officers and other key employees (including those who are also directors).

     4. OPTION PRICE. Options may be granted to purchase shares of the Company's Common Stock at prices which are not less than the fair market value of the Common Stock on the date the option is granted. Fair market value per share is defined in the Plan as the average of the highest price and the lowest price at which the Common Stock is sold regular way on the New York Stock Exchange on the date of the grant of the option. The purchase price of the optioned shares must be paid in full on exercise of an option.

     5. PERIOD OF OPTION. Options will have a term of not more than five years. Options may not be exercised prior to the expiration of two years from the date of grant. Thereafter, each option will become exercisable in cumulative installments as to not more than 40% of the number of shares subject to the option after two years, 70% after three years, and 100% after four years.

     6. LIMITATIONS. With limited exceptions, no option is exercisable unless the optionee has been continuously employed by the Company or a subsidiary from the date of grant to the date of exercise. Options are not transferable other than by will or by laws of descent and distribution.

     On November 10, 1997, the closing price of the Company's Common Stock on the New York Stock Exchange was $______.

     Under current regulations, for federal income tax purposes the Company will not be entitled to a deduction, and the optionee will not be required to recognize income, upon the grant of an option under the Plan. An optionee exercising an option granted under the Plan will recognize ordinary income, and the Company will be entitled to a deduction (subject to the reasonableness of the compensation and the Company's compliance with Section 162(m) and any applicable withholding obligations) on the date the option is exercised. The amount of such income and such deduction both will be equal to the excess of the fair market value on that date of the shares of Common Stock acquired over the amount paid therefor.

     The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the meeting and entitled to vote in respect thereto is required to approve the amendment. The Board of Directors recommends that the Stockholders vote for approval of the amendment to the Plan.

             AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                 TO INCREASE THE AUTHORIZED NUMBER OF
                        SHARES OF COMMON STOCK

     The Stockholders of the Company are being requested to approve a proposal to amend the Certificate of Incorporation of the Company to increase the authorized number of shares of Common Stock, par value $.10 per share, from 120,000,000 to 300,000,000.

     The Board of Directors has declared advisable the proposed amendment to the Certificate of Incorporation as the Board considers it in the best interests of the Company to have available a reasonable amount of Common Stock for possible stock splits, stock dividends, acquisitions and mergers, employee benefit plans, or other corporate purposes. Accordingly, at its meeting on November 6, 1997, the Board adopted a resolution proposing that an amendment to the first paragraph of Article Fourth of the Certificate of Incorporation be presented to the Stockholders for approval.

     If approved by the Stockholders, the first paragraph of Article Fourth would read in its entirety as follows:

          "    FOURTH: The total number of shares of Stock which
          the Corporation shall have authority to issue is Three Hundred Million Five Hundred Thousand (300,500,000), of which Five Hundred Thousand (500,000) shares of the par value of $1.00 per share are to be Preferred Stock (hereinafter called the "Preferred Stock") and Three Hundred Million (300,000,000) shares of the par value of $.10 per share are to be Common Stock (hereinafter called the "Common Stock")."

     Although the proposed amendment is not intended to be an anti-takeover provision, issuance of the additional shares being authorized could have the effect of discouraging or making more difficult a change in control of the Company by diluting the stock ownership of persons who might seek to obtain such control. Management is not aware of any attempt to change control of the Company.

     Of the 120,000,000 shares of Common Stock authorized as of November 10, 1997, 85,872,666 shares were issued and outstanding, 5,179,233 shares were held in treasury and up to 2,522,185 shares may be issued pursuant to options granted or that may be granted under the Company's 1989 Non-Qualified Stock Option Plan. Accordingly,
26,425,916 shares (excluding treasury shares) are available for issuance for unspecified purposes.

     At the Annual Meeting of Stockholders on January 16, 1986, the Stockholders approved an increase in the authorized number of shares of Common Stock from 40,000,000 to 120,000,000. Subsequent to the increase in the authorized number of shares in January 1986, the Company effected a two-for-one stock split in February 1992, and a three-for-two stock split in July 1997. There are no plans or commitments at the present time for the issuance of any additional shares of Common Stock, other than in connection with the Company's 1989 Non-Qualified Stock Option Plan.

     The proposed increase in the authorized number of shares of Common Stock will not in and of itself affect the proportionate interests of Stockholders. No Stockholder of the Company has any preemptive rights to subscribe for or purchase any of the additional shares of Common Stock. Such shares may be issued at such times and on such terms as the Board of Directors may see fit without further action of the Stockholders, unless required for a particular transaction by applicable law or by rule of any stock exchange on which the Company's securities may then be listed.

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to adopt the amendment. The Board of Directors recommends that the Stockholders vote for the proposed amendment.



         RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected the firm of Price Waterhouse LLP as independent accountants to audit and report on the consolidated financial statements of the Company and its subsidiaries for the year ending August 31, 1998, and to perform such other appropriate accounting and related services as may be required by the Board of Directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy at the meeting and entitled to vote in respect thereto is required to ratify the selection of Price Waterhouse LLP for the purposes set forth above. The Board of Directors recommends that the Stockholders vote for ratification of the selection of Price Waterhouse LLP. If the Stockholders do not ratify the selection of Price Waterhouse LLP, the selection of independent accountants will be reconsidered by the Board of Directors.

     Price Waterhouse LLP served as the Company's independent accountants for the year ended August 31, 1991, and for each subsequent fiscal year.

     Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

        SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission and New York Stock Exchange initial reports of ownership and reports of changes in ownership of the Common Stock, and to furnish the Company with copies of such reports. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended August 31, 1997, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than ten percent beneficial owners were complied with, except that one filing by James G. Martin, a director, with respect to the purchase of 200 shares, and one filing by Bruce W. Fosson, a Vice President, with respect to the exercise of an option to purchase 5,000 shares and the sale of 3,550 of those shares, were made after the required date.



                          STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be presented at the next Annual Meeting of Stockholders in January 1999, and to be included in the Proxy Statement and form of proxy, must be received by the Company on or before July 27, 1998. Any such proposals should be in writing and be sent to the Secretary, Family Dollar Stores, Inc., P. O. Box 1017, Charlotte, North Carolina 28201-1017.



                              OTHER MATTERS

     Management knows of no other matters to be brought before the meeting. However, if any other matters do properly come before the meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted in accordance with the best judgment of the person voting the proxies.

     Whether Stockholders plan to attend the meeting or not, they are respectfully urged to sign, date and return the enclosed proxy which will, of course, be returned to them at the meeting if they are present and so request.

PROXY

                       FAMILY DOLLAR STORES, INC.
      PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON JANUARY 15, 1998

     The undersigned hereby appoints Leon Levine, Howard R. Levine and George R. Mahoney, Jr., or any one of them, with full power of substitution, proxies of the undersigned to the Annual Meeting of Stockholders of Family Dollar Stores, Inc. to be held at 2:00 p.m. on Thursday, January 15, 1998, at the office of the Company at 10401 Old Monroe Road, Matthews, North Carolina, or at any adjournments thereof, with all the powers which the undersigned would possess if personally present, and instructs them to vote upon any matter which may properly be acted upon at this meeting, and specifically as indicated below:

                            [ ]                       [ ]
1.  ELECTION OF DIRECTORS   FOR ALL NOMINEES          WITHHOLD AUTHORITY
    (Mark only one)         Listed below (except as   to vote for all
                            shown to the contrary     nominees listed below
                            below)


Nominees:  Leon Levine, Howard R. Levine, R. James Kelly,
George R. Mahoney, Jr., Mark R. Bernstein, James H. Hance, Jr.,
James G. Martin

(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name below)



2. Approval of proposed amendment to the 1989 Non-Qualified Stock Option Plan:

          FOR [ ]          AGAINST [ ]          ABSTAIN [ ]




3. Approval of proposed amendment to the Certificate of Incorporation to increase the authorized number of shares of Common Stock from 120,000,000 to 300,000,000 shares:

          FOR [ ]          AGAINST [ ]          ABSTAIN [ ]


4. Ratification of the selection of Price Waterhouse LLP as Independent Accountants:

          FOR [ ]          AGAINST [ ]          ABSTAIN [ ]




5. In their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

                      (Please Sign on Reverse Side)

                       (Continued from other side)

This Proxy, if received and correctly signed, will be voted in accordance with the choices specified. If a choice is not specified, this Proxy will be voted in favor of the election of the Directors named, for the approval of the proposed amendment to the 1989 Non-Qualified Stock Option Plan, for the approval of the proposed amendment to the Certificate of Incorporation and for the ratification of the selection of the independent accountants.

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This Proxy is revocable, and the undersigned retains the right to attend this meeting and to vote his stock in person.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement.

                Dated this      day of           , 19



                (Please sign exactly as your name appears at left. If there is more than one owner, each should sign. When signing as a fiduciary or representative, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.)

PLEASE SIGN AND RETURN PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED.